Exhibit 10.1

June 30, 2010

Glenn R. James

69 Gatewood Drive

Marietta, GA 30068-3849

Dear Glenn:

I am pleased to present to you this formal offer, authorized by the Board of Directors, to become Chief Executive Officer of Renaissance Learning, Inc.

Judi, Harold, the other members of the board and I were all impressed with your skills, experience, integrity, and shared sense of mission to accelerate learning for all students and improve schools. While we expect the next two years may be somewhat difficult due to the school budget situation, we are confident in your ability to help Renaissance Learning grow and under your leadership, take the company to the next level.

Glenn, we hope you see this as an outstanding opportunity for you to impact education worldwide.

The terms of the offer are attached. I would be delighted to answer any questions that you may have.

Best regards,

/s/ Terrance D. Paul

Terrance D. Paul
Chief Executive Officer

GLENN R. JAMES

Offer of Employment

POSITION:	Chief Executive Officer, reporting to the Board of Directors of Renaissance Learning.

COMPENSATION:	Your initial base salary will be $450,000 per year payable bi-weekly at $17,307.69, to be reviewed periodically by the Board of Directors.

STOCK:

You will receive a grant of $350,000 of restricted stock and $400,000 in stock options which will be made in two equal parts, the first half of the awards will be made effective as of the closing price of our stock on July 23, 2010, as reported in the Midwest edition of the Wall Street Journal, corresponding with the start of the July trading window after the release of second quarter revenue and earnings results. The second half of the restricted stock and option awards will be made at the start of the trading window which opens in October 2010 after the release of third quarter revenue and earnings results. The number of shares, and in the case of the stock options the strike price, are determined by dividing the dollar value of the award by the closing stock price as of the date of the award to determine the number of shares awarded.  These awards vest over four years at 25% per year.  The stock incentive awards are governed by the Renaissance Learning, Inc. 1997 Stock Incentive Plan (amended and restated April 16, 2003) (the “Plan”), as it exists now or may be amended as set forth in Section 11 of the Plan. (Copy attached for your reference).

BONUS

You will be eligible to participate in the Company’s executive bonus plan.  The plan allows you to share directly in the Company’s success by offering an opportunity for a cash bonus of up to 125% of your base salary as a result of the growth in revenue and operating income.  The bonus plan and your participation are subject to approval by the Compensation Committee of the Board of Directors each year and are subject to change at the discretion of the Board of Directors. (Plan description attached.)

BENEFITS PLAN:	Our comprehensive benefits plan, which includes health, life and disability coverage, 401(k) with a generous match of 75% of your contribution up to 6% of income (federal limits may apply), and

Glenn R James

Offer of Employment

other excellent health and welfare benefits. As an additional benefit, you will be entitled to participate in the Mayo Executive Health program that we extend to specific executives.

SERP:

The Supplemental Executive Retirement Plan (SERP) allows participants to defer additional salary (up to an additional 20%) on a tax-deferred basis, over and above dollars you may already be deferring in our 401(k) Plan. This allows you the opportunity to receive the full Company 401(k) match on a combined basis on those eligible contributions that exceed the 401(k) maximum.

PERSONAL TIME:

As detailed in the attached benefits summary, we offer a personal time off benefit.  As an experienced senior leader, you will be advanced two weeks (80 hours) of PTO upon joining Renaissance Learning and will accrue PTO at a rate equal to 4 weeks per year until the normal schedule would provide more PTO.

SALARY CONTINUATION

You would be an employee-at-will.  However in the unlikely event that you would be dismissed without cause whether for change of control or other reasons not for cause as CEO, you will be entitled to salary continuation payments for 24 months equal to $21,000.00 per month. Salary continuation is conditioned upon executing a full waiver and release of claims or causes of action in a form acceptable to the Company.

Further this severance benefit does not apply if termination of your employment is for “cause” as defined in section 2(d) of the Renaissance Learning, Inc. 1997 Stock Incentive Plan. In addition to this salary continuation benefit, if you purchase a home in the Boulder, Colorado area at any time within the next two and one half years (30 months) and if you are terminated for any reason except for cause within the next 10 years, and subsequent to such termination you decide to sell your home in the Boulder area and it does not sell within 120 days from your termination date, you would have the option to have the Company purchase the home from you for your original purchase price.

Glenn R. James

Offer of Employment

NON-COMPETE.	This offer is contingent upon your execution of our standard confidentiality and restrictive covenant (non-compete) agreements on or before your first day of employment.

BACKGROUND	This offer is further contingent upon satisfactory results from a criminal background check.
CHECK

RELOCATION

Relocation to the Boulder, Colorado area sometime within the next two and one half years (30 months), will be paid by the Company as follows:  1) You will get estimates from two professional moving companies acceptable to the Company for the cost to transport your household goods from your current residence to Boulder as if you where to make the move immediately, and the Company will pay you the average of the two estimates within 30 days of when the estimated amounts are presented to the Company. 2) You will be paid the cost of realtor fees up to 7% of the sale price of your home in Marietta, Georgia. Because of the advance payment made in 1 above, you would be responsible for moving expenses from your home in Marietta (your principle residence) to Boulder whenever that should occur.  If for any reason you do not relocate your principle residence to the Boulder area within the 30-month period, you would reimburse the Company for the amount advanced in 1 above. Note that some relocation benefits may be subject to taxation under State and/or Federal tax codes and that you are responsible for any such taxable amount.

I hereby accept this offer and look forward to starting my employment with Renaissance Learning on July 6th 2010.

          /s/ Glenn R. James, June 1, 2010

Glenn R. James (Signature and date)

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